UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under Sec.240.14a-12

Vacasa, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

This Schedule 14A relates solely to communications made prior to furnishing security holders of Vacasa, Inc. (the “Company”) with a definitive proxy statement and a transaction statement on Schedule 13E-3 related to a proposed transaction in which, among other things, (i) Vista Merger Sub LLC, a wholly owned subsidiary of Casago Holdings, LLC (“Parent”) will merge with and into Vacasa Holdings LLC ( “Vacasa LLC”), with Vacasa LLC surviving such merger as a subsidiary of Parent, and (ii) Vista Merger Sub II Inc., a wholly owned subsidiary of Parent, will merge with and into the Company, with the Company surviving such merger as a wholly owned subsidiary of Parent and Vacasa LLC indirectly becoming a wholly owned subsidiary of Parent (the “Proposed Transaction”), upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated December 30, 2024, and amended on March 17, 2025, among the Company, Parent, Merger Sub and the other parties thereto.

This Schedule 14A consists of a press release issued by the Company relating to the Proposed Transaction.

***

Vacasa Accepts Revised Acquisition Proposal from Casago at $5.30 Per Share
Enters Into Amendment to its Previously Announced Definitive Merger Agreement with Casago
PORTLAND, Ore., March 17, 2025 – Vacasa, Inc. (Nasdaq: VCSA) (“Vacasa” or the “Company”), a leading vacation rental management platform in North America, today announced that, upon the recommendation of the Special Committee (the “Special Committee”) of its Board of Directors (the “Board”), and following a comprehensive review and in consultation with its outside legal counsel and financial advisor, the Board has approved the acceptance by the Company of a proposal from Casago to increase the price of its pending acquisition of Vacasa to $5.30 per share in cash. The Company has accepted this proposal and entered into an amendment (the “Amendment”) to its previously announced definitive merger agreement with Casago (the “Merger Agreement” and, as amended, the “Amended Agreement”) to acquire the Company.
Under the terms of the Amended Agreement, Casago, a premier vacation rental property management company, will acquire all outstanding shares of the Company held by public stockholders at a price of $5.30 per share. Casago has also agreed to remove both purchase price adjustment provisions, which could have resulted in a reduction of the merger consideration due to shortfalls in the Company’s liquidity or units under management compared to specified thresholds, as part of the Amended Agreement.
The Special Committee, in consultation with its outside legal counsel and financial advisor, gave due consideration to a revised proposal it received from Davidson Kempner Capital Management LP (“Davidson Kempner”) to acquire the Company for $5.75 per share in cash (the “Davidson Kempner Proposal”), and engaged in discussions with Davidson Kempner and its advisors regarding its revised proposal. The Special Committee determined that the Davidson Kempner Proposal, after giving effect to all revisions made to such proposal by Davidson Kempner, is neither a “Superior Proposal” nor a proposal that would reasonably be expected to result in a “Superior Proposal” as that term is defined in the Merger Agreement. In making its recommendation, the Special Committee carefully assessed the relative benefits and risks of the proposals from both Casago and Davidson Kempner.
 The Special Committee determined that entering into the Amended Agreement with Casago was in the best interests of the Company’s public shareholders due to, among other things:
•
The superior certainty of signing and closing presented by the transaction with Casago compared to the Davidson Kempner Proposal, given that the Davidson Kempner Proposal was conditioned upon requiring an amendment to the Company’s Tax Receivable Agreement (“TRA”) for which Davidson Kempner had been unable to obtain the requisite approvals from TRA beneficiaries or to provide any clear path towards obtaining such approvals. During the engagement with Davidson Kempner, the Special Committee received confirmation from holders of a majority in interest of the TRA that they were not supportive of approving a TRA amendment to facilitate the Davidson Kempner Proposal;

•
The fact that, in addition to the inability to eliminate the TRA amendment condition, the Special Committee had not been able to finalize negotiations with Davidson Kempner regarding definitive agreements with respect to other transaction terms the Special Committee believed to be important to ensure certainty of price and closing over the periods of engagement pursuant to a waiver of the Company’s non-solicitation obligations by Casago;

•
The Special Committee’s belief that time is of the essence and that any delay that could result from continuing to seek to negotiate a definitive agreement with Davidson Kempner with no certainty as to when an agreement could be reached, if at all, could negatively impact the Company and its stakeholders and jeopardize the Casago transaction; and

•	The Company intends to expeditiously finalize and mail the final proxy statement to the Company’s stockholders with the goal of closing the transaction by the end of April.

In connection with this determination, the Board, on the recommendation of the Special Committee, (i) approved and adopted the Amended Agreement, (ii) recommends that the Company’s shareholders adopt the Amended Agreement, and (iii) determined that the Davidson Kempner Proposal, after giving effect to all revisions made to such proposal by Davidson Kempner, is neither a “Superior Proposal” nor a proposal that would reasonably be expected to result in a “Superior Proposal” as that term is defined in the Merger Agreement. As a result, Vacasa has ceased engagement with Davidson Kempner in accordance with the terms of the Amended Agreement.
Vacasa encourages shareholders to read the full text of the Amendment to be included with the Company’s current report on Form 8-K, which will be filed with the United States Securities and Exchange Commission (“SEC”) in due course. Further, the Company intends to file a definitive proxy statement for the Special Meeting of Vacasa’s shareholders with the SEC. Shareholders are urged to read the definitive proxy statement and such other relevant materials for more information.
Casago’s President, Joe Riley, shared his excitement about moving forward, stating: “The decision to enhance our offer indicates our commitment to closing this transaction as quickly as possible. Homeowners and industry partners have responded positively to the December 30th merger announcement, and to our shared vision of empowering local teams to provide exceptional hospitality through an owner centric approach. These past weeks have also affirmed our confidence in the Vacasa team. Indeed, the exceptional talent and dedication of Vacasa employees was a driving force behind our decision to make this enhanced offer. We could not be more impressed with the Vacasa team, and are excited to roll up our sleeves and work alongside them post close!”
PJT Partners is serving as financial advisor and Vinson & Elkins LLP is acting as legal advisor to the Special Committee. Latham & Watkins LLP is acting as legal advisor to Vacasa.
About Vacasa
Vacasa is a leading vacation rental management platform in North America, transforming the vacation rental experience by integrating purpose-built technology with expert local and national teams. Homeowners enjoy earning significant incremental income on one of their most valuable assets, delivered by the company’s unmatched technology that is designed to adjust rates in real time to maximize revenue. Guests can relax comfortably in thousands of Vacasa homes in hundreds of destinations across the United States, and in Belize, Canada, Costa Rica, and Mexico, knowing that 24/7 support is just a phone call away. In addition to enabling guests to search, discover and book its properties on Vacasa.com and the Vacasa Guest App, Vacasa provides valuable, professionally managed inventory to top channel partners, including Airbnb, Booking.com and Vrbo.
Additional Information and Where to Find It

The proposed transaction between the Company and Vacasa Holdings LLC and Casago Holdings, LLC (the “proposed transaction”) is expected to be submitted to the stockholders of the Company for their consideration. In connection with the proposed transaction, the Company filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) on January 31, 2025 (the “Preliminary Proxy Statement”), and plans to file a definitive proxy statement on Schedule 14A and other relevant materials with the SEC. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement to the stockholders of the Company.
INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
Investors and stockholders may obtain a free copy of the Preliminary Proxy Statement and other documents filed with the SEC by the Company, at the Company’s website, investors.vacasa.com, or at the SEC’s website, www.sec.gov. The Preliminary Proxy Statement and other relevant documents may also be obtained for free from the Company by writing to Vacasa, Inc., 850 NW 13th Avenue, Portland, Oregon 97209, Attention: Investor Relations.

Participants in the Solicitation
The Company and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information about the compensation of the directors and named executive officers of the Company is set forth in the “Director Compensation” and “Executive Compensation Matters” sections of the definitive proxy statement for the 2024 annual meeting of stockholders of the Company, which was filed with the SEC on April 8, 2024, commencing on pages 16 and 30, respectively, and information regarding the participants’ holdings of the Company’s securities is set forth in the “Security Ownership of Certain Beneficial Owners and Management” section of the Preliminary Proxy Statement, commencing on page 124. The Preliminary Proxy Statement can be obtained free of charge from the sources indicated above. To the extent holdings of the Company’s securities by its directors or executive officers have changed since the amounts set forth in the Preliminary Proxy Statement, such changes will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Preliminary Proxy Statement and other relevant materials filed with the SEC.
Cautionary Note Regarding Forward-Looking Statements
The information included herein and in any oral statements made in connection herewith contains forward-looking statements. All statements other than statements of historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements and speak only as of the date they are made. Words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would,” “target, ” “forecast,” “outlook,” or the negative of these terms or other similar expressions are intended to identify such forward-looking statements. Specific forward-looking statements include, among others, statements regarding the special committee’s review of the Proposal; forecasts and projections; estimated costs, expenditures, cash flows, growth rates and financial results; plans and objectives for future operations, growth or initiatives; strategies or the expected outcome or impact of pending or threatened litigation; and expected timetable for completing the proposed transaction. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to the Company. Such beliefs and assumptions may or may not prove to be correct. Additionally, such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict and many of which are beyond the Company’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: (i) the failure to obtain the required votes of the Company’s stockholders; (ii) the timing to consummate the proposed transaction; (iii) the satisfaction of the conditions to closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction otherwise does not occur; (iv) risks related to the ability of the Company to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; (v) the diversion of management time on transaction-related issues; (vi) results of litigation, settlements and investigations in connection with the proposed transaction; (vii) actions by third parties, including governmental agencies; (viii) global economic conditions; (ix) potential business uncertainty, including changes to existing business and customer relationships during the pendency of the proposed transaction that could affect financial performance; (x) adverse industry conditions; (xi) adverse credit and equity market conditions; (xii) the loss of, or reduction in business with, key customers; legal proceedings; (xiii) the ability to effectively identify and enter new markets; (xiv) governmental regulation; (xv) the ability to retain management and other personnel; and (xvi) other economic, business, or competitive factors.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s filings with the SEC. The Company’s SEC filings may be obtained by contacting the Company, through the Company’s website at investors.vacasa.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement.
Vacasa Contacts

Investor Relations Contact
ir@vacasa.com

Press Contact
pr@vacasa.com
OR
Longacre Square Partners
vacasa@longacresquare.com